SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934

Filed by the Registrant: X                Filed by a Party other than the
                                          Registrant: __
________________________________________________________________________
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   (as permitted by Rule 14a-6(e) (2)


			 ENCORE COMPUTER CORPORATION


			 ENCORE COMPUTER CORPORATION

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ENCORE COMPUTER CORPORATION
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313-4499

Notice of Annual Meeting of Stockholders
To Be Held on June 25, 1996

The Annual Meeting of Stockholders of Encore Computer Corporation (the "Company") will be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N.W. 69th Avenue, Fort Lauderdale, Florida on Tuesday, June 25, 1996, at 1:00 p.m. (local time) to consider and act on the following matters.

1.To  fix  the  number of directors at five (5) and to elect  five  (5)
  directors to hold office for the ensuing year.

2.To  approve  the  selection by the Board of Directors  of  Coopers  &
  Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996.

3.To transact such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

Stockholders of record at the close of business on May 20, 1996 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All shareholders are cordially invited to attend the meeting.
				   By order of the Board of Directors

				    KENNETH S. SILVERSTEIN
				    ---------------------------------
				    Kenneth S. Silverstein, Secretary

May 24, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


ENCORE COMPUTER CORPORATION
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313-4499

Proxy Statement for Annual Meeting of Stockholders
June 25, 1996

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 25, 1996, at 1:00 p.m. (local time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with Kenneth S. Silverstein, Secretary of the Company, or by voting in person at the meeting.

The Board of Directors has fixed May 20, 1996 as the record date for determination of shareholders entitled to vote at the Annual Meeting. At the close of business on May 17, 1996, there were outstanding and entitled to vote 36,085,192 shares, $0.01 par value, of the Company's Common Stock. Each share of Common Stock is entitled to one vote. The election of three of the five directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould Electronics Inc. ("Gould") will be voted pro rata in accordance with the votes of the other holders of Common Stock, as provided by a shareholders agreement among Gould, the Company and Kenneth G. Fisher, the Company's Chairman. The holders of the Company's Series A Convertible Participating Preferred Stock (the "Series A Stock"), voting as a separate class, are entitled to elect the other two directors. Gould holds all the outstanding shares of Series A Stock and has indicated it will elect Mr. Ferguson and Dr. Fedor (see "Election of Directors"). With respect to each other matter to be submitted  to  the shareholders at the Annual Meeting, the  affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and voting on such matter is required for approval. Broker non-votes (a broker holding shares in "street name" which has no authority to vote on a particular matter) and abstentions on any matter are not included in the number of shares voted on that matter. An automated system administered by the Company's transfer agent tabulates the votes.

The Company's Annual Report for the year ended December 31, 1995 is being mailed to shareholders at the same time as this Proxy Statement. The date of mailing of this Proxy Statement and related proxy is expected to be on or about May 24, 1996.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, the beneficial owners of 5% or more of the Company's outstanding Common Stock and equivalents as of March 1, 1996:

					  Percentage of
				 Shares   Common Stock     Percentage of
Name and Address            Beneficially  and Equivalents  Common Stock
of Beneficial Owner              Owned    Outstanding (1)   Outstanding
Gould Electronics Inc.(2) (5)  104,181,384        60.0%          10.9%
35129 Curtis Boulevard
Eastlake, OH 44095

EFI International Inc. (3)         30,047,262     17.0%           0.0%
12 East 49th Street, Suite 1710
N.Y., N.Y 10017

Japan Energy Corporation  (2) (3) 134,228,646     77.0%          10.9%
10-1, Toranomon 2-chome, (5) (6)
Minato-ko, Tokyo, Japan

Kenneth G. Fisher(4)                7,073,441      4.0%          15.8%
6901 West Sunrise Blvd.
Fort Lauderdale, FL 33313-4499

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 22,090,892 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 33,802,954 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 34,551,938 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock"), the 16,167,754 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") and the 17,348,677 shares of Common Stock issuable upon conversion of the outstanding shares of Series G Convertible Preferred Stock ("Series G Stock") have been included as well as , in the case of Mr. Fisher, shares issuable upon exercise of options exercisable within 60 days after March 1, 1996.

(2)Includes 100,245,484 shares of Common Stock issuable upon conversion of the shares of Series A Stock, Series B Stock, Series D Stock, Series E Stock, Series F Stock and Series G held by Gould. The Series D, Series E, Series F, Series G Stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering. Gould is a wholly owned subsidiary of Japan Energy Corporation ("Japan Energy") which is a Japanese corporation.

(3)Consists of Common Stock issuable upon conversion of Series D Stock held by EFI International Inc. ("EFI"). Conversion of the Series D Stock is restricted as described in (2) above. EFI is a wholly owned subsidiary of Japan Energy.

(4)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,138,738 shares which may be acquired by Mr. Fisher within 60 days after March 1, 1996 by exercise of stock options and (iii) 3,847,370 shares of Common Stock and 1,033,569 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(5)Gould as the sole holder of the Series A Stock is entitled to elect two directors to the Board of Directors. The remaining three directors are elected by the holders of Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould will be voted pro rata in accordance with the votes of the other holders of Common Stock as provided by a shareholders agreement among Gould, the Company and Mr. Fisher.
(6) Japan Energy may be deemed to be the beneficial owner of the shares owned by Gould and EFI.


ELECTION OF DIRECTORS

The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to fix the number of directors at five and to elect as directors Messrs. Fisher, Anderson and Thomas unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. The proxy may not be voted for more than three directors. Mr. Ferguson and Dr. Fedor, the other two nominees named below, are expected to be elected by Gould as the holder of all the outstanding Series A Stock pursuant to the terms of the Series A Stock.

Each director will be elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. If one of the three nominees to be elected by the holders of Common Stock becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 1, 1996 by exercise of outstanding stock options, which he reported were beneficially owned by him as of March 1, 1996, and the percentage of all outstanding shares of Common Stock and equivalents owned by him on such date.

				 Common Stock        Percentage of
Name, Age, Principal             and Equivalents     Common Stock
Occupation, Business             Beneficially        and Equivalents
Experience and Directorships        Owned            Outstanding(1)

Kenneth G. Fisher, age 65          7,073,441(2)             4.0%(2)

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.

Rowland H. Thomas, Jr., age 60      1,657,100(4)             .9%(4)

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently also serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In February 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to February 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.

Daniel O. Anderson, age 68          107,075(3)              .6%(3)

Mr. Anderson has been a member of the Board of Directors since May 1987. In 1991, Mr. Anderson retired as Executive Vice President and
Chief Operating Officer of the Harvard Community Health Plan for New England, a position he held from November 1986. From October 1984 until July 1986, Mr. Anderson served as Vice President and Chief Financial Officer of Guilford Transportation Industries, a railroad holding company. From November 1975 until April 1984, Mr. Anderson held various executive positions with Itek Corporation, most recently as a Director and President of Itek Graphics Systems. Prior to his employment with Itek Corporation, Mr. Anderson was Vice President, Finance and Administration, North American Operations, for Honeywell Information Systems, Inc.

Robert J. Fedor, age 55              10,000(5)                *(5)

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.

C. David Ferguson, age 54            12,304(5)                *(5)

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.
______________
*Less than 0.1%.

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 22,090,892 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 33,802,954 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 34,551,938 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock") the 16,167,754 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") the 17,348,677 shares of Common Stock issuable upon conversion of the outstanding shares of Series G Convertible Preferred Stock ("Series G Stock") have been included as well as shares issuable upon exercise of options exercisable within 60 days after March 1, 1996 which the executives' may own.

(2) Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,138,738 shares which may be acquired by Mr. Fisher within 60 days after March 1, 1996 by exercise of stock options and (iii) 3,847,370 shares of Common Stock and 1,033,569 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3) Includes 200 shares owned by Mr. Anderson's wife and 86,875 shares which may be acquired by Mr. Anderson within 60 days after March 1, 1996, by exercise of stock options.

(4) Includes 500 shares owned by Mr. Thomas' wife and 1,562,350 shares which may be acquired by Mr. Thomas within 60 days after March 1, 1996, by exercise of stock options.

(5) Mr. Ferguson is an officer and a director, and Dr. Fedor is an officer, of Gould which beneficially owns 104,181,384 shares or 60.0% of the Company's outstanding Common Stock and equivalents.

During the fiscal year ended December 31, 1995, the Board of Directors held four meetings. All Directors attended 100% of the meetings of the Board of Directors and the committees of which they were members except for Mr. Anderson who was present via telephone for one meeting.

The Board of Directors has a standing Audit Committee, the membership of which currently consists of Mr. Anderson and Dr. Fedor. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 17, 1996 in connection with the Company's audit for the fiscal year ended December 31, 1995. During the fiscal year ended December 31, 1995, the Audit Committee held four meetings.

The Board of Directors also has a Compensation Committee, which committee presently consists of Messrs. Fisher, Anderson and Ferguson. The principal responsibilities of the Compensation Committee are to
(i) function as a stock option committee with respect to the Company's stock option and stock purchase plans, except for the granting of options to officers who are also Directors, which is administered by the Directors Options Committee (presently consisting of Messrs. Anderson and Ferguson), and (ii) make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs.

The Board of Directors does not have a Nominating Committee.

Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Fisher, Mr. Anderson and Mr. Ferguson served as members of the Compensation Committee during 1995. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 60.0% of the Company's Common Stock and equivalents. As described in more detail below under the caption of "Certain Relationships and Related Transactions", since 1989 Gould has provided the Company with its revolving line of credit and at times has entered into exchanges of indebtedness owed to it by the Company for various series of the Company's Preferred Stock.

EXECUTIVE COMPENSATION

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1995 was as follows:

Summary Compensation Table

		    Annual Compensation                Long
						       Term
					       Compensation
						     Awards
					    Other   Number of Shares All
 Name and                                   Annual  Underlying     Other
 Principal Position  Year  Salary Bonus Compensation(1) Option Compensation(2)

Kenneth G. Fisher   1995  $340,000   $0        $0     196,900    $     0
Chairman of the     1994   340,001    0         0     103,300      1,234
Board and Chief     1993   341,963    0         0         0            0
Executive Officer

Rowland H. Thomas   1995  $265,000   $26,850   $0     113,600     $    0
President and       1994   264,617    36,833    0      59,600        728
Chief Operating     1993   256,167    33,250    0           0          0
Officer

Robert A. DiNanno   1995  $175,000   $25,075 $  0      46,300          0
Vice President and  1994   175,000    39,644    0      20,000        676
General Manager,    1993   175,535    29,865    0           0          0
Real-Time
Operations

Charles S. Namias   1995  $150,000   $19,825 $ 4800     46,300      $  0
Vice President,     1994   136,154    70,844   4800    105,000       608
Corporate Alliances 1993   102,429    50,000   4800     40,000         0

Ziya Aral           1995  $150,000   $19,700 $  0       46,300         0
Vice President, Chief 1994 149,229    35,145    0      290,000         0
Technical Officer   1993   121,604    11,750    0       50,000         0

(1) Amounts paid to Mr. Namias consist entirely of an allowance for business-related automobile expenses.

(2) All Other Compensation for 1994 consists of earnings associated with the individual's participation in a company-paid sales award trip.

The following table sets forth the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 1, 1996 by exercise of outstanding stock options, which are beneficially owned by executive officers of the Company named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of March 1, 1996 along with the percentage of all outstanding shares of Common Stock and equivalents owned by each executive officer and director on such date.

As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

				     Common Stock       Percentage of
				   and Equivalents       Common Stock
				     Beneficiallyand      Equivalents
Name                                   Owned           Outstanding(1)
Kenneth G. Fisher                    7,073,441(2)           4.0%
Chairman of the Board and
Chief Executive Officer

Rowland H. Thomas                    1,657,100(3)            .9%
President and
Chief Operating Officer

Robert A. DiNanno                     598,080(4)             .3%
Vice President and General Manager
Real-Time Operations

Charles S. Namias                     246,853(5)             .1%
Vice President
Corporate Alliances

Ziya Aral                             393,794(6)             .2%
Vice President  and
Chief Technical Officer

Total directors and executive officers as
 a group (11 people)               11,102,184(7)            6.2%

(1) For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A
   Stock,  the  22,090,892   shares  of  Common  Stock  issuable   upon
   conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 33,802,954 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 34,551,938 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock") and the 16,167,754 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") the 17,348,677 shares of Common Stock issuable upon conversion of the outstanding shares of Series G Convertible Preferred Stock ("Series G Stock") have been included and, as to each executive officer, shares issuable upon exercise of options exercisable within 60 days after March 1, 1996 which may be beneficially owned.

(2) Includes: (i) 53,764 shares owned by Mr. Fisher's wife,
   (ii) 2,138,738 shares which maybe acquired by Mr. Fisher within 60 days after March 1, 1996 by exercise of stock options and (iii)
   3,847,370 shares of Common Stock and 1,033,569 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3) Includes 500 shares owned by Mr. Thomas' wife and 1,562,350 shares which may be acquired by Mr. Thomas within 60 days after March 1, 1996, by exercise of stock options.

(4) Includes 595,490 shares which may be acquired within 60 days after March 1, 1996, by exercise of stock options.

(5) Includes 198,375 shares which may be acquired within 60 days after March 1, 1996, by exercise of stock options.

(6) Includes 360,000 shares which may be acquired within 60 days after March 1, 1996, by exercise of stock options.

(7) Includes 5,901,203 shares which may be acquired within 60 days after March 1, 1996, by exercise of stock options and 1,033,569 shares of Common Stock issuable upon conversion of the shares of Series B Stock held beneficially by Mr. Fisher.

The following table shows, as to those executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Company's Long-Term Performance Plan during fiscal 1995, and the potential realizable value of those shares assuming certain annual rates of appreciation in the price of the Company's stock.
Option Grants for the year ended December 31, 1995

						    Potential realizable
						values at assumed annual
						    rates of stock price
						    appreciation for the
		 Individual Grants                           option term
			      %
	       Number of   of total
	       shares      options
	       underlying  granted
		  Options  in fiscal Exercise  Expiration
Name              Granted   year    price/share  Date      5%      10%
Kenneth G. Fisher  196,900  11.6%  $1.5625   6/26/2005 $193,483 $490,325

Rowland H. Thomas  113,600   6.7%   1.5625    6/26/2005 111,623  282,887

Robert A. DiNanno   46,300   2.7%   1.5625    6/26/2005  45,494  115,296

Charles S. Namias   46,300   2.7%   1.5625    6/26/2005  45,494  115,296

Ziya Aral           46,300   2.7%   1.5625    6/26/2005  45,494  115,296

As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

The following table provides information on option exercises in 1995 by
the   named   executive  officers  and  the  value  of  such  officers'
unexercised options as of December 31, 1995.

Aggregated Option Exercises in the year ended December 31, 1995 and Option Values as of December 31, 1995

					     Number of          Value of
					Shares Underlying    Unexercised
					   Unexercised      In-the-Money
					    Options at        Options at
		     Number of             12/31/95             12/31/95
		Shares Acquired   Value   Exercisable/     Exercisable/
Name                on Exercise Realized  Unexercisable    Unexercisable
Kenneth G. Fisher            0       $ 0    2,138,738/       $1,300,000/
					      261,462            73,838

Rowland H. Thomas      197,000   219,128    1,562,350/        1,543,438/
					      150,850            42,600

Robert A. DiNanno            0         0      595,490/          618,771/
					       58,800            17,363

Charles   S.  Namias         0         0      185,375/         135,188/
					      146,925            42,676

Ziya Aral                    0         0      313,125/          181,875/
					      268,175             37,988

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
ENCORE COMPUTER CORPORATION.

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

      To provide compensation that is competitive with other high technology companies that are of similar size to Encore with similar products and markets;

      To provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the shareholders' short and long-term interest;

     To provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs are designed to address the above considerations and consist of three major components.

Base Salary

For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the Company's long-term success. The Committee also considers the Company's location outside of traditional labor markets for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives' base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The
Committee derives competitive data representing the high tech and computer products sectors from an independent compensation consultant. The Committee believes that most of the companies in the S & P Computer Systems Index, which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

1995 executive base salaries were in accord with the above policy. None of the named executives' base salaries or incentive bonus targets were increased in 1995

Annual Incentives

All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% of executives' base salaries and are based on median bonus levels observed in other high technology and computer related companies. Target award levels are structured so that at target award levels, executives' total cash compensation (base salary plus annual incentive) would be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. Functional goals include activities aimed at achieving revenue, bookings, expenses, schedule targets, etc. Teamwork goals include joint, cross functional activities and projects. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1995 the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1995 reflect the attainment of individual functional and teamwork goals.

Long-Term Incentives

The Committee believes that stock-based incentives provide the strongest link between the rewards earned by executives and the returns generated for shareholders. The Committee also believes that providing the potential for significant share ownership helps focus executive behavior on the long-term growth and strength of the organization. As such, the Committee has made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of shareholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it feels appropriate to recognize significant individual accomplishments. In 1995 the Board granted 449,400 options to the named executives in accord with the pre-established guidelines.

The Committee feels that executives act in the best interests of shareholders when they have a significant personal investment in the Company. As such, the Committee has also adopted formal stock ownership guidelines for the CEO and other executive officers who report directly to the CEO. The Committee believes that requiring executives to maintain a certain ownership interest in the Company complements the existing long-term incentive program in that once stock options are exercised, there is an added emphasis on retaining exercised shares and further enhancing shareholder value. The specific guidelines require that, by April, 1997, the CEO acquire and maintain ownership of Company stock with a value equal to two times his current base salary; direct reports to the CEO are required to acquire and maintain ownership of Company stock with a value equal to at least one-half their current base salaries. The committee is pleased to report that at the end of 1995 the CEO had far exceeded his ownership requirement, and three of the other named executives have met the requirement.

Compensation for Mr. Fisher

Mr. Fisher's base salary was not increased in 1995. Mr. Fisher's base salary is positioned slightly below the market average of other high technology and computer related companies of similar size to the Company. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if, and only if, the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures shareholders that an incentive payment will be made to Mr. Fisher only if the Company is profitable. In addition, this approach provides a consistent incentive to maximize profit each quarter. No incentive payments were made to Mr. Fisher in 1995.

The Committee granted 196,900 stock options to Mr. Fisher in 1995 in accord with the Board's established annual guidelines. Mr. Fisher continues to have a significant personal investment in the Company and he is well motivated to increase the overall value of the Company and to generate returns on behalf of all shareholders.

Other Compensation Matters

The Committee continues to evaluate the potential impact of the $1 million dollar deduction limitation on executive pay for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The 1995 Long-Term Performance Plan
approved        by        the        shareholders        at         the

1995 annual meeting is, as its name suggests, a performance-based plan, and therefore, any gains on stock options will not be subject to the $1 million dollar limit. The Committee believes this action adequately protects the deduction for executive compensation at the current time. The Committee will continue to evaluate the Company's potential exposure to the deduction limitation on an annual basis.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide attractive features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.

The Compensation Committee
of the Board of Directors

D.O. Anderson, Chairman
C.D. Ferguson
K.G. Fisher

The following chart depicts the Company's performance for the five year period ending December 31, 1995, as measured by total shareholder return on the Company's Common Stock compared with the total return of the Standard & Poors 500 Composite Index and the Standard & Poors Computer Systems Index.

Comparison of Five Year Cumulative Total Shareholder Return Among
Encore Computer Corporation, the S&P 500 Index and the S&P Computer Systems Index

!Note: In the Company's printed version of the Proxy, a graph is ! included in this space portraying the Company's common stock
! performance versus the performance of the S&P 500 and the S&P ! Computer Systems Index. The graph is based on the following
! data points:


 * This chart assumes the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Computer Systems Index on December 31, 1990. See table below:


Year                      1990     1991    1992   1993    1994   1995
Encore                    $100     $133    $214   $592    $510   $316
S&P 500 Index             $100     $126    $132   $141    $139   $187
S & P Computer Systems    $100      $86     $60    $61     $79   $104
Index

The Report of the Compensation Committee on Executive Compensation and Comparison of Five Year Cumulative Total Shareholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.

Directors' Compensation

The  Board  of  Directors  has  fixed the compensation  of  non-officer directors at $2,500 per regular board meeting attended. No compensation is paid for special meetings held by telephone conference. A total of $10,000 was paid to Mr. Anderson for meetings attended during fiscal 1995. Mr. Ferguson and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.

Certain Relationships and Related Transactions
Financing by Gould

During 1995, the Company recorded significant quarterly operating losses. Additionally, due to the operating losses incurred, the Company was unable to generate sufficient levels of cash through operating activities to fund the business. Cash requirements were provided by additional borrowings made under a revolving credit facility with Gould. Gould has provided the Company with its revolving loan facility since 1989.

As of March 17, 1995, Gould cancelled $50,000,000 of indebtedness owed to it by the Company under the revolving loan agreement in exchange for 500,000 shares of the Company's Series F Stock with a liquidation preference of $50,000,000. The terms of the Series F Stock are included in Note J of Notes to Consolidated Financial Statements and incorporated herein by reference.

In conjunction with the above described exchange, the Company and Gould also entered into an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement provide the Company with an additional committed borrowing facility of $25,000,000, and increased the maximum committed borrowing limit under the revoving loan facility from $55,000,000 to $80,000,000. As of March 17, 1995 the Company had
incurred borrowings under the Agreement of $55,000,000 and had available a committed, unused credit facility of $25,000,000.

On August 17, 1995, Gould agreed to cancel $55,000,000 of indebtedness owed to it by the Company under the Amended and Restated Credit Agreement in exchange for 550,000 shares of the Company's Series G Convertible Preferred Stock with a liquidation preference of $55,000,000. The principal terms of the Series G are similar to the terms of the Series B, D, E and F, except that Series G is senior in liquidation preference.

In addition to the exchange of indebtedness for Series G, the Company and Gould also agreed to amend and restate their Amended and Restated Credit Agreement. As so amended, the Agreement provided the Company with an additional uncommitted borrowing facility of $20,000,000 and reduced the committed borrowing facility from $80,000,000 to $25,000,000 to reflect the cancellation of debt for Series G Preferred Stock

On February 14, 1996 Gould agreed to increase the uncommitted facility from $20,000,000 to $30,000,000.

On April 16, 1996, Gould, has agreed to cancel $35,000,000 of indebtedness owed to it by the Company under the loan facility in exchange for 350,000 shares of the Company's Series H Convertible Preferred Stock ("Series H") with a liquidation preference of $35,000,000. The principal terms of the Series H are similiar to the Series D,E,F and G except the Series H is senior in liquidation preference to all other classes of the Company's preferred and common stock. Upon completion of the transaction, the Japan Energy Group's beneficial ownership interest, assuming the full conversion of Preferred Stock holdings increased from 77% to 78.0%.

In addition to the exchange of indebtedness for Series H, Gould has agreed to amend the loan facility in order to increase the committed borrowing facility from $25,000,000 to $65,000,000. As of April 16, 1996, the Company had $38,400,000 of credit available under the committed borrowing facility..

Gould, agreed to extend the maturity date of the Credit Agreement, to April 30, 1997, and waived compliance with certain financial covenants contained in the agreement until January 1, 1997. Gould also agreed it would not vote its shares of the Series B or take any other action as a holder of the Series B to elect a majority of the directors of the Company until at least December 31, 1996.

In connection with its recapitalization in January 1991, the Company licensed substantially all of its intellectual property to Gould on a royalty free basis. However, under the terms of the agreement, and in combination with certain extensions granted by Gould, Encore retained the exclusive use of the intellectual property through December 31, 1995. Those extensions have expired and effective January 1, 1996, both Gould and Encore have the option to use the Encore intellectual property. The Company maintains the right to terminate the Gould license if all Gould borrowings are repaid (or cancelled) and the commitment under any Gould Revolving credit agreements are terminated and one of the following four conditions is met: (i) the 6% Cumulative Series B Convertible Preferred Stock ("Series B") is converted into common stock or Series A Convertible Participating Preferred Stock; or
(ii) the Series B is redeemed; or (iii) the Company pays Gould the fair value of the license; or (iv) the Company pays Gould a fixed dollar amount equal to $46,540,000 plus 9% per annum interest compounded annually for the period from January 28, 1996, through the date of payment. While the Company maintains the legal right to terminate the Gould license under certain conditions, the Company does not currently have the financial capability to do so. Gould has stated it has no immediate plans to utilize the technology to compete with the Company, in which it has a very substantial investment.

The following tables display the beneficial ownership of Japan Energy Corporation through its wholly owned subsidiaries Gould and EFI in the Company before the April 16, 1996 transaction as of December 31, 1995 and on a pro forma basis after the transaction as of December 31, 1995:

		   Before the Exchange of Indebtedness for Series H
			   as of December 31, 1995

		       Debt (1)                Beneficial Ownership (2)
		($000's)  % of total             Shares      % of total
Gould           $  40,154   98.0%                104,181,384   59.7%
EFI(3)                  -       -                 30,047,262   17.2
Other                 829    2.0                  40,241,350   23.1
Total            $ 40,983  100.0%                174,469,996  100.0%

		   After the Exchange of Indebtedness for Series H
			     Pro Forma as of December 31, 1995

		      Debt (1)                 Beneficial Ownership (4)
		 ($000's)  % of total            Shares      % of total
Gould            $  5,154   86.1%               115,556,384   62.2%
EFI(3)                  -       -                30,047,262   16.1
Other                 829     13.9               40,241,350   21.7
Total             $ 5,983  100.0%               185,844,996  100.0%

(1)  Includes both current and long-term portion of debt.

(2) Includes 138,402,204 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock ,Series F Stock and Series G Stock after payment of all dividends payable through January 15, 1996 as well as shares which may be acquired within sixty days after December 31, 1995 by exercise of outstanding stock options.

(3) EFI, like Gould, is a wholly owned subsidiary of Japan Energy Corporation. Its ownership consists solely of Series D Stock whose conversion to common stock is limited by the terms of the stock as discussed in Note (4) below.

(4) Includes 149,777,204 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock, Series F Stock and Series G Stock and Series H Stock as well as shares which may be acquired within sixty days after December 31, 1995 by exercise of outstanding stock options. The Series D Stock, Series E Stock, Series F Stock, Series G Stock and Series H Stock is convertible by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering.

In connection with the exchange of indebtedness for Series B,D,E, F and G Stock by Gould, the United States Defense Investigative Service ("DIS") has not indicated an objection to the relationships under the United States government requirements relating to foreign ownership, control or influence between the Company, Japan Energy Group (a
Japanese corporation) and its wholly owned subsidiaries (EFI and Gould). On April 16, 1996, Gould, as authorized by Japan Energy Corporation has agreed to cancel $35,000,000 of indebtedness owed to it by the Company under the Credit Agreement for 350,000 shares of the Company's Series H Convertible Preferred Stock ("Series H") with a liquidation preference of $35,000,000.. The United States Defense Investigative Service ("DIS") has not yet reviewed this transaction.

Since 1989, Japan Energy Group and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with Japan Energy Group and its wholly owned subsidiaries have contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Currently and at various times in the past, the Company has been in default of certain covenants contained in the debt agreements but waivers of compliance with those covenants have been obtained and, generally, the Company has been able to successfully renegotiate favorable terms with its creditor. To continue operating in the normal course of business, the Company is and will remain dependent on the continued financial support of Japan Energy Group and its subsidiaries. Until such time as the Company returns to a state of sustained profitability, Encore will be unable to secure funding from other parties and/or generate sufficient levels of cash through operations to meet the needs of the business.



APPROVAL OF AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the year ending December 31, 1996, and is submitting the selection to the shareholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.


OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be required to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida, Attention: Kenneth S. Silverstein, Secretary, not later than February 25, 1997, for inclusion in the proxy statement for that meeting.


				    By order of the Board of Directors

				    KENNETH S. SILVERSTEIN
				    ______________________
				    Kenneth S. Silverstein,
				    Secretary

May 24, 1996

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THEIR PROXIES.